Exhibit 99.3


          - Fitch announces ENE's Credit Rating is downgraded to CC (eight notches below investment grade) and is placed on negative watch.

November 30    S&P announces ENE's Credit Rating is downgraded to CC (eight notches below investment grade) with negative outlook.

December 2     ENE announces that it, along with certain of its subsidiaries, have filed voluntary petitions for chapter 11 reorganization with the U. S. Bankruptcy Court for the Southern District of New York.

          Refer to "Related Documents" at http://www.enron.com/corp/por/ for the public filings referenced above, as well as certain reports prepared by the ENE Examiner, the Powers Committee, and various government agencies and committees.

B.   Prepetition Business Activities

     1. General. Headquartered in Houston, Texas, the Enron Companies historically provided products and services related to natural gas, electricity, and communications to wholesale and retail customers. As of the Initial Petition Date, the Enron Companies employed approximately 32,000 individuals worldwide. The Enron Companies were principally engaged in (a) the marketing of natural gas, electricity and other commodities, and related risk management and finance services worldwide, (b) the delivery and management of energy commodities and capabilities to end-use retail customers in the industrial and commercial business sectors, (c) the generation, transmission, and distribution of electricity to markets in the northwestern United States, (d) the transportation of natural gas through pipelines to markets throughout the United States, and
(e) the development, construction, and operation of power plants, pipelines, and other energy-related assets worldwide. Many of the Enron Companies that are operating companies have not filed bankruptcy petitions and continue to operate their businesses.

          Set forth below is a brief description of various categories of major businesses of the Enron Companies existing as of the Initial Petition Date. Although the Debtors' prepetition business activities can be summarized in a discussion of these businesses, each of the businesses included numerous separate legal entities. Any reference to a business should be construed as a reference to the separate legal entities that comprise such business.

     2. Wholesale Services. As of the Initial Petition Date, Wholesale Services encompassed the global wholesale business related to natural gas, power, LNG, metals, coal, crude and liquids, weather, forest products, steel, and other commodities./17 This business also

-------------
17 In addition to certain non-Debtor affiliates, Wholesale Services included the following Debtors: ENA, EPMI, EMCC, ENA Upstream, ENA Asset Holdings, BAM, Palm Beach, ENGMC, Intratex, EGLI, EGM, EIM, Garden State, EFM, LNG Marketing, Calypso, Global LNG, EIFM, ELFI, LNG Shipping, ECTRIC, NETCO, ERAC, EBF LLC, EFII, ENW, Calcasieu Development, Calvert City Power, RMTC, ECTMI, EnronOnline, LOA, St. Charles Development, TLS, OEC, EEOSC, Ventures, NEPCO, EPICC, NEPCO Power Procurement, NEPCO Services International, LINGTEC, EGSNVC, LGMC, LRC, LGMI, LRCI, Enron ACS, KUCC Cleburne, ECT Securities Limited Partnership, ECT Securities LP, ECT Securities GP, Richmond Power, ECTSVC, Oswego Cogen, EECC, EEPC, and SCC.


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included EnronOnline(R), an e-commerce site for global commodity transactions.
The Enron Companies built their wholesale businesses through asset ownership, contractual access to thirdparty assets, and market-making activities.

          The activities of these businesses can be categorized into two business lines: (i) commodity sales and services and (ii) assets and investments.

          a. Commodity Sales and Services. The businesses included in the Wholesale Services segment provided physical commodity and price risk management services to their customers through forward and other contracts. In late 1999, Wholesale Services launched an internet-based e-commerce system, EnronOnline(R), which allowed wholesale customers to view Wholesale Services' real-time pricing and complete commodity transactions with the relevant Enron Company trading in the particular commodity or product, as principal, with no direct interaction.

          b. Assets and Investments. Wholesale Services entered into, managed, and/or operated numerous investments and various physical and financial assets related to the energy industry, as well as physical assets in the paper and steel industries. As of the Initial Petition Date, these activities included (i) development of power generation facilities, (ii) investment in intrastate gas pipelines, natural gas compression, NGL and LNG operations, (iii) equity and debt financing to third parties for the exploration and development of oil, gas, and coal reserves, and (iv) investment in paper and steel processing facilities.

     3. Retail Services. As of the Initial Petition Date, Retail Services extended ENE's energy expertise and capabilities to energy end-users in the industrial and commercial business sectors./18 The Retail Services businesses provided energy end-users in the United States and Europe with a broad range of energy products and services, including sales of natural gas, electricity, liquids and other commodities, and the provision of energy management services, such as energy tariff and information services, energy outsourcing, demand-side management services, and price risk management services.

     4. Electricity Transmission and Distribution Operations. The only domestic electric utility operation conducted as of the Initial Petition Date by the Enron Companies was, and continues to be, the business conducted by PGE, a wholly owned, non-Debtor subsidiary of ENE. PGE is engaged in the generation, purchase, transmission, distribution, and retail sale of electricity in the State of Oregon. PGE also sells wholesale electric energy to utilities, brokers, and power marketers located throughout the western United States. As of December 31, 2002, PGE served approximately 743,000 retail customers. Refer to Section VIII., "Portland General Electric Company" for further information.

     5. Natural Gas Pipelines. As of the Initial Petition Date, the natural gas pipelines business operated one of the largest gas transmission systems in the United States spanning

-------------
18 In addition to certain non-Debtor affiliates, Retail Services included the following Debtors: EES, EESO, EESNA, EESOMI, EEIS, EEMC, EESI, EFSI, EFS-CMS, TSI, EESSH, Artemis, CEMS, Omicron, EFS I, EFS II, EFS III, EFS IV, EFS V, EFS VI, EFS VII, EFS VIII, EFS IX, EFS X, EFS XI, EFS XII, EFS XIII, EFS XV, EFS XVII, Jovinole, EFS Holdings, and EA III.


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approximately 25,000 miles./19 ENE and its subsidiaries operated domestic interstate natural gas pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in the Enron Companies' domestic interstate natural gas pipeline operations were Transwestern, Citrus, Northern Plains, and NNG, each of which is briefly described below. Refer to Section IX., "CrossCountry" for further information about Transwestern, Citrus and Northern Plains. NNG was sold in February 2002; refer to Section IV.B.4.b., "Dynegy Merger Agreement, Related Litigation, and Settlement" for further information.

          a. Transwestern Pipeline Company. Transwestern, a non-Debtor, is an interstate pipeline engaged in the transportation of natural gas. Transwestern is subject to regulation by FERC. Through its approximately 2,600-mile pipeline system, Transwestern transports natural gas from western Texas, Oklahoma, eastern New Mexico, and the San Juan Basin in northwestern New Mexico and southern Colorado primarily to the California market and secondarily to markets off the east end of its system.

          b. Citrus. Citrus, a non-Debtor that is 50% owned by ENE, owns primarily a FERC-regulated interstate pipeline company, Florida Gas. This pipeline company transports natural gas for third parties through a pipeline that extends from south Texas to south Florida.

          c. Northern Plains. Northern Plains, a non-Debtor, either directly or through a subsidiary, holds a general partner interest of approximately 1.65%, and a limited partner interest of approximately 1.06%, in Northern Border Partners. Northern Border Partners owns a 70% interest in an approximately 1,249-mile interstate pipeline system that transports natural gas from the Montana-Saskatchewan border near Port of Morgan, Montana to interconnecting pipelines and local distribution systems in the states of North Dakota, South Dakota, Minnesota, Iowa, and Illinois. Northern Border Partners owns two additional interstate pipelines and partnership interests in other energy assets.

          d. NNG. NNG was an interstate pipeline engaged in the transportation of natural gas. NNG was subject to regulation by FERC. Through its approximately 16,500-mile pipeline system, NNG transported natural gas from the Permian Basin in Texas to the Great Lakes as well as in other markets in the production areas of Colorado, Kansas, New Mexico, Oklahoma, Texas, and North Dakota.

     6. Global Assets. As of the Initial Petition Date, Global Assets included energyrelated assets throughout the world that are not included in the Wholesale or Retail businesses, including, but not limited to, assets in the United States, Brazil, and India./20 Global Assets


-------------
19 In addition to certain non-Debtor affiliates, natural gas pipelines included the following Debtors: ETS, EPPI, EAMR, EMMS, EOS, EPCSC, Pipeline Services, ETPC, Transwestern Gathering, Enron Gathering, EGP, ELSC, EPGI, Alligator Alley, Methanol, and EPC.

20 In addition to certain non-Debtor affiliates, Global Assets included the following Debtors: Enron Mauritius, India Holdings, OPP, San Juan Gas, E Power Holdings, Expat Services, ENIL, EI, EINT, EMDE, EIAM, EBPHXI, EHC, EDM, EIKH, ECHVI, EIAC, EBPIXI, Paulista, ECFL, EDFL, ACFI, TPC, APACHI, EDC, ETP, NSH, Enron South America, EGPP, ECB, EREC Subsidiary I, EREC Subsidiary II, EREC Subsidiary III, EREC Subsidiary IV, EREC Subsidiary V, EBPHI, and EBHL.


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managed most of the Enron Companies' energy assets and operations (power plants, pipelines, and distribution companies) outside of North America and Europe. As of the Initial Petition Date, these operations existed in approximately 18 countries and territories across the globe, primarily in developing markets. Refer to Section X., "Prisma Energy International Inc." for further information regarding certain of these assets.

          Global Assets also included (i) ENE's investment in Azurix, a global water company engaged in the business of owning, operating and managing water and wastewater assets, providing water- and wastewater- related services and developing and managing water resources and (ii) Wind, which, together with its subsidiaries, was an integrated manufacturer and developer of wind power, providing power plant design and engineering, project development, and operations and maintenance services./21

     7. Broadband Services. Broadband Services' businesses included the provision of (i) bandwidth management and intermediation services and (ii) content delivery services. During 2000, Broadband Services continued its work on establishing the EIN, a high-capacity, global fiber optic network. At December 31, 2000, Broadband Services had started trading contracts in multiple bandwidth products and had signed service agreements with several content providers. However, ultimately, Broadband Services was unable to fulfill its business goals and, in 2001, it began to wind down its business affairs./22

C.   Debtors' Prepetition Credit Facilities

     1. ENE Credit Facilities. Prior to the Initial Petition Date, ENE maintained several term and revolving credit facilities. The facilities include the following:

          a. $1.75 billion 364-day senior unsecured committed revolving credit facility for general corporate purposes including commercial paper backstop. Citibank and JPMCB were Co-Administrative Agents. The facility closed on May 14, 2001. The facility was fully drawn in October 2001.

          b. $1.25 billion long-term senior unsecured committed revolving credit facility for general corporate purposes including commercial paper backstop. Citibank and JPMCB were Co-Administrative Agents. The facility closed on May 18, 2000. The facility was fully drawn in October 2001.

          c. $12 million 13-month term credit facility for general corporate purposes. Toronto-Dominion (Texas) Inc. was the Agent. The facility closed on December 14, 2000. Toronto-Dominion (Texas) Inc. resigned as Agent in December 2001.

-------------
21 In addition to certain non-Debtor affiliates, the Wind business group included the following Debtors: Wind, Wind Constructors, Wind Development, Wind Maintenance, EWESC, Wind Systems, Cabazon Power, Cabazon Holdings, Victory Garden, ZWHC, Zond Pacific, Zond Minnesota, Enron Wind Storm Lake I, Enron Wind Storm Lake II, Green Power, EWLB, and EREC.

22 In addition to certain non-Debtor affiliates, Broadband Services included the following Debtors: EBS, EBS LP, Communications Leasing, ECI Nevada, ECI Texas, Enrock, Enrock Management, ECG, WarpSpeed, DSG, Modulus, and ETI.


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